Exhibit 10.1

BANK ONE Line of Credit Note

$60,000,000.00

Due: September 30, 2005 Date: September 29, 2004

Promise to Pay. On or before September 30, 2005, for value received, MGE Energy, Inc. (the "Borrower") promises to pay to Bank One, NA, with its main office in Chicago, IL, whose address is 111 E. Wisconsin Ave, Milwaukee, WI 53202 (the "Bank") or order, in lawful money of the United States of America, the sum of Sixty Million and 00/100 Dollars ($60,000,000.00) or such lesser sum as is indicated on Bank records, plus interest computed on the basis of the actual number of days elapsed in a year of 360 days at "the Eurodollar Rate" (the "Note Rate") and at the rate of 3.00% per annum above the Note Rate, at the Bank's option, upon the occurrence of any default under this Note, whether or not the Bank elects to accelerate the maturity of this Note, from the date such increased rate is imposed by the Bank.

"Applicable Margin" means 0.75% per annum.

"Eurodollar Rate" means, with respect to the relevant Interest Period, the sum of (i) the Applicable Margin plus (ii) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

"Eurodollar Base Rate" means, with respect to the relevant Interest Period, the applicable British Bankers' Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Eurodollar Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers' Association LIBOR rate is available to the Bank, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Bank to be the rate at which JPMorgan Chase & Co. or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Eurodollar Days prior to the first day of such Interest Period, in the approximate amount of the principal amount outstanding on such date and having a maturity equal to such Interest Period.

"Interest Period" means each consecutive one month period, the first of which shall commence on the date of this Note, ending on the day which corresponds numerically to such date one (1) month thereafter, provided, however, that if there is no such numerically corresponding day in such first succeeding month, such Interest Period shall end on the last Eurodollar Day of such first succeeding month. If an Interest Period would otherwise end on a day which is not a Eurodollar Day, such Interest Period shall end on the next succeeding Eurodollar Day, provided, however, that if said next succeeding Eurodollar Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Eurodollar Day.

"Eurodollar Day" means a day (other than a Saturday or Sunday) on which banks generally are open in Wisconsin and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market.

"Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for the Bank to maintain or fund the advances evidenced by this Note, then, upon notice to the Borrower by the Bank, the outstanding principal amount, together with accrued interest and any other amounts payable to the Bank under this Note or the Related Documents shall be repaid (a) immediately upon the Bank's demand if such change or compliance with such requests, in the Bank's judgment, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

If the Bank determines that quotations of interest rates for the relevant deposits referred to in the definition of Eurodollar Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the interest rate as provided in this Note, then the Bank shall forthwith give notice of such circumstances to the Borrower, whereupon (i) the obligation of the Bank to make advances evidenced by this Note shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to the suspension no longer exists, and (ii) the Borrower shall repay in full the then outstanding principal amount of each advance evidenced by this Note, together with accrued interest, on the last day of the then current Interest Period.

In no event shall the interest rate exceed the maximum rate allowed by law. Any interest payment that would for any reason be unlawful under applicable law shall be applied to principal.

Interest will be computed on unpaid principal balance from the date of each borrowing.

Until maturity, the Borrower will pay consecutive monthly installments of interest only commencing October 31, 2004.

Notwithstanding any other provision in this Note, the maximum principal amount available under this Note shall be as follows on and after the following dates: Thirty Million and 00/100 Dollars ($30,000,000.00) from the date of this Note thru December 31, 2004; Forty Five Million and 00/100 Dollars ($45,000,000.00) on January 1, 2005 thru March 31, 2005; and Sixty Million and 00/100 Dollars ($60,000,000.00) on April 1, 2005 thru September 30, 2005.

The Borrower will pay, without setoff, deduction, or counterclaim, the Bank at the Bank's address above or at such other place as the Bank may designate in writing. If any payment of principal or interest on this Note shall become due on a day that is not a Business Day, the payment will be made on the next succeeding Business Day. The term "Business Day" in this Note means a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed. Payments shall be allocated among principal, interest and fees at the discretion of the Bank unless otherwise agreed or required by applicable law. Acceptance by the Bank of any payment that is less than the payment due at that time shall not constitute a waiver of the Bank's right to receive payment in full at that time or any other time.

Authorization for Direct Payments (ACH Debits). To effectuate any payment due under this Note, the Borrower hereby authorizes the Bank to initiate debit entries to its account number at the Bank and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification of its termination in such time and in such manner as to afford the Bank a reasonable opportunity to act on it. The Borrower represents that the Borrower is and will be the owner of all funds in such account. The Borrower acknowledges (1) that such debit entries may cause an overdraft of such account which may result in the Bank's refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

Late Fee. If any payment is not received by the Bank within ten (10) days after its due date, the Bank may assess and the Borrower agrees to pay a late fee equal to the greater of: (a) five percent (5.00%) of the past due amount or (b) Twenty Five and 00/100 Dollars ($25.00), up to the maximum amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) per late charge.

Business Loan. The Borrower acknowledges and agrees that this Note evidences a loan for a business, commercial, agricultural or similar commercial enterprise purpose, and that all advances made under this Note shall not be used for any personal, family or household purpose.

Credit Facility. On the terms and subject to the conditions set forth in this Note, the Bank has approved a credit facility to the Borrower in a principal amount not to exceed the "Commitment Amount" (hereinafter defined), for general corporate purposes. The credit facility is in the form of advances made from time to time by the Bank to the Borrower. This Note evidences the Borrower's obligation to repay those advances. The aggregate principal amount of debt evidenced by this Note is the amount reflected from time to time in the records of the Bank. Until the earliest of maturity, the occurrence of any default, or the occurrence of any event that would constitute the occurrence of any default but for the lapse of time until the end of any grace or cure period, the Borrower may, on the terms and subject to the conditions set forth in this Note, borrow, pay down and reborrow under this Note in a principal amount not to exceed the Commitment Amount. As used in this Note, the term "Commitment Amount" means an amount equal to the original stated amount of this Note, as such amount may be amended from time to time by the mutual written agreement of the Borrower and the Bank (each acting in their sole discretion).

Required Prepayments. In the event that the principal balance outstanding under this Note exceeds the Commitment Amount at any time, the Borrower shall immediately, and without notice or demand from the Bank, repay such excess amount.

Non Usage Fee. The Borrower shall pay to the Bank a non-usage fee (the "Non-usage Fee") with respect to each calendar quarter during the term of this Note, based on the unused amount of this Note. The Non-usage Fee shall be an amount equal to A x (B - C) x (D/E), where A equals 0.15%; B equals the average daily Committed Amount during the calendar quarter; C equals the average daily outstanding principal balance of this Note during the calendar quarter; D equals the actual number of days elapsed during the calendar quarter; and E equals 360. Each Non-usage Fee shall be due and payable to the Bank quarterly, in arrears, within fifteen (15) days after Borrower's receipt of an invoice for the Non-usage Fee from the Bank.

Liabilities. The term "Liabilities" in this Note means all obligations, indebtedness and liabilities of the Borrower to any one or more of the Bank, JPMorgan Chase & Co., and any of their subsidiaries, affiliates or successors, now existing or later arising, including, without limitation, all loans, advances, interest, costs, overdraft indebtedness, credit card indebtedness, lease obligations, or obligations relating to any Rate Management Transaction, all monetary obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations or substitutions of any of the foregoing, whether the Borrower may be liable jointly with others or individually liable as a debtor, maker, co-maker, drawer, endorser, guarantor, surety or otherwise, and whether voluntarily or involuntarily incurred, due or not due, absolute or contingent, direct or indirect, liquidated or unliquidated. The term "Rate Management Transaction" in this Note means any transaction (including an agreement with respect thereto) now existing or hereafter entered into among the Borrower, the Bank or JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

Related Documents. The term "Related Documents" in this Note means all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, or any other instrument or document executed in connection with this Note or in connection with any of the Liabilities.

Security. The term "Collateral" in this Note means all real or personal property, if any, described in all security agreements, pledge agreements, mortgages, deeds of trust, assignments, or other instruments now or hereafter executed in connection with this Note or in connection with any of the Liabilities. If applicable, the Collateral secures the payment of this Note and the Liabilities.

Subsidiary. "Subsidiary" of a person or entity means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such person or entity or by one or more of its Subsidiaries or by such person or entity and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

Bank's Right of Setoff. In addition to the Collateral, if any, the Borrower grants to the Bank a security interest in, and the Bank is authorized to setoff and apply, all Accounts, Securities and Other Property, and Bank Debt against any and all Liabilities of the Borrower. Upon an Event of Default, this right of setoff may be exercised at any time and from time to time, and without prior notice to the Borrower. This security interest and right of setoff may be enforced or exercised by the Bank regardless of whether or not the Bank has made any demand under this paragraph or whether the Liabilities are contingent, matured, or unmatured. Any delay, neglect or conduct by the Bank in exercising its rights under this paragraph will not be a waiver of the right to exercise this right of setoff or enforce this security interest. The rights of the Bank under this paragraph are in addition to other rights the Bank may have in the Related Documents or by law. In this paragraph: (a) the term "Accounts" means any and all accounts and deposits of the Borrower (whether general, special, time, demand, provisional or final) at any time held by the Bank (including all Accounts held jointly with another, but excluding any IRA or Keogh Account, or any trust Account in which a security interest would be prohibited by law); (b) the term "Securities and Other Property" means any and all securities and other property of the Borrower in the custody, possession or control of the Bank (other than property held by the Bank in a fiduciary capacity); and (c) the term "Bank Debt" means all indebtedness at any time owing by the Bank, to or for the credit or account of the Borrower.

Representations by Borrower. Each Borrower represents that: (a) the execution and delivery of this Note and the performance of the obligations it imposes do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or other third party; (b) this Note is a valid and binding agreement, enforceable according to its terms; and (c) all balance sheets, profit and loss statements, and other financial statements furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. The Borrower further represents that: (a) it is duly organized, existing and in good standing pursuant to the laws under which it is organized; (b) the execution and delivery of this Note and the performance of the obligations it imposes (i) are within its powers and have been duly authorized by all necessary action of its governing body, and (ii) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any partnership, operating or other agreement governing its affairs; and (c) except as Borrower may have otherwise expressly disclosed to the Bank in writing prior to the date of this Note, there is no legal, regulatory or contractual restriction on any Subsidiary's ability to make dividends or distributions to the Borrower.

Maximum Debt to Equity Ratio. Borrower shall at all times maintain a ratio of (a) Consolidated Indebtedness to (b) Consolidated Capitalization of not more than .65 to 1.0. As used in the preceding sentence, the following terms shall have the following meanings:

"Consolidated Capitalization" means at any time the sum of (a) Consolidated Indebtedness plus (b) Consolidated Net Worth at such time.

"Consolidated Indebtedness" means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time

"Consolidated Net Worth" means at any time the sum of (a) the consolidated stockholders' equity of the Borrower and its Subsidiaries which would be set forth in a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with generally accepted accounting principles at such time plus (ii) to the extent not otherwise included in such shareholder's equity, preferred and preference stock and securities of the Borrower and its Subsidiaries which would be included in a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with generally accepted accounting principles at such time.

"Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

"Indebtedness" of a Person means, without duplication, (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (vi) obligations of such Person under leases of property by such Person which would be capitalized on a balance sheet of such Person prepared in accordance with generally accepted accounting principles, (vii) Contingent Obligations of such Person, (viii) net obligations with respect to any interest rate or commodity hedging agreements, to the extent such transactions are not hedging actual interest rate or commodity price exposure of such Person, (ix) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and bankers' acceptances issued for the account of such Person and (x) any other obligation for borrowed money or other financial accommodation which in accordance with generally accepted accounting principles would be shown as a liability on the consolidated balance sheet of such Person.

"Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Bank:

(i) As soon as available and in any event within 10 days after the filing of each annual report on Form 10-K by the Borrower with the SEC (or if no longer required to be filed with the SEC, then with 100 days after the close of each of its fiscal years), a copy of each such annual report containing financial statements for such year accompanied by a certificate of nationally recognized independent public accountants certifying such financial statements.

(ii) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, either (i) consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer or (ii) if the Borrower is then a "registrant" within the meaning of Rule 1-01 of Regulation S-X of the SEC and required to file a report on Form 10-Q with the SEC, a copy of the Borrower's report on Form 10-Q for such quarterly period.

(iii) Together with the financial statements required under the foregoing clauses (i) and (ii), a compliance certificate in a form acceptable to the Bank signed by its chief financial officer showing the calculations necessary to determine compliance with the Maximum Debt to Equity Ratio set forth above and stating that no event of default specified below (and no event which but for the giving of notice, or lapse of time, or both, would constitute such an event of default) exists, or if any such event of default or unmatured event of default exists, stating the nature and status thereof.

(iv) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(v) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the SEC.

(vi) Such other information (including non-financial information) as the Bank may from time to time reasonably request.

No Change in Control. Borrower shall not at any time allow or permit any "Change in Control" (hereinafter defined) to occur. As used in this paragraph, the term "Change in Control" means the acquisition by any person or entity, or by any two or more persons or entities acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934) of 20% or more of the outstanding shares of voting stock of Borrower.

Events of Default/Acceleration. If any of the following events occurs this Note shall become due immediately, without notice, at the Bank's option:

1. The Borrower, or any Subsidiary, fails to pay when due any amount payable under this Note, under any of the Liabilities, or under any agreement or instrument evidencing Indebtedness (as defined in the "Maximum Debt to Equity Ratio" section above) in the principal amount of $5,000,000.00 or greater to any creditor.

2. The Borrower or any Subsidiary (a) fails to observe or perform any other term of this Note; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (d) defaults under the terms of any agreement or instrument relating to any Indebtedness (as defined in the "Maximum Debt to Equity Ratio" section above) in the principal amount of $5,000,000.00 or greater (other than the Indebtedness evidenced by this Note) and the effect of such default will allow the creditor to declare such Indebtedness due before its maturity.

3. In the event (a) there is a default under the terms of any Related Document, (b) any guaranty of the loan evidenced by this Note is terminated or becomes unenforceable in whole or in part, (c) the Borrower or any Subsidiary fails to comply with, or pay, or perform under any agreement, now or hereafter in effect, between the Borrower or any Subsidiary and JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors.

4. There is any loss, theft, damage, or destruction of any Collateral not covered by insurance.

5. A "reportable event" (as defined in the Employee Retirement Income Security Act of 1974 as amended) occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of the Borrower or any Subsidiary or affiliate of the Borrower.

6. The Borrower or any Subsidiary becomes insolvent or unable to pay its debts as they become due.

7. The Borrower or any Subsidiary (a) makes an assignment for the benefit of creditors; (b) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets; or (c) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction.

8. A custodian, receiver, or trustee is appointed for the Borrower or any Subsidiary or for a substantial part of its assets without its consent.

9. Proceedings are commenced against the Borrower or any Subsidiary under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and they remain undismissed for thirty (30) days after commencement; or the Borrower or the Subsidiary consents to the commencement of those proceedings.

10. A judgment in an amount of $5,000,000.00 or greater is entered against the Borrower or any Subsidiary, or any attachment, levy, or garnishment is issued against any property of the Borrower or any Subsidiary.

11. The Borrower or any Subsidiary, without the Bank's written consent (a) is dissolved, (b) merges or consolidates with any third party, (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of its business, (d) leases, purchases, or otherwise acquires a material part of the assets of any other business entity, except in the ordinary course of its business, or (e) agrees to do any of the foregoing (notwithstanding the foregoing, any Subsidiary may merge or consolidate with any other Subsidiary, or with the Borrower, so long as such merger does not violate applicable law and the Borrower is the survivor, and any Subsidiary may lease, sell or convey any of its assets or business to the Borrower or another Subsidiary).

12. There is a substantial change in the existing or prospective financial condition of the Borrower or any Subsidiary that the Bank in good faith determines to be materially adverse.

13. The Bank in good faith deems itself insecure.

Remedies. If this Note is not paid at maturity, whether by acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person or business entity, with or without designating the capacity of that nominee. Without limiting any other available remedy, the Borrower is liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred in the making or collection of this Note, both before and after judgment, including without limitation reasonable attorneys' fees and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

Cure Periods. Notwithstanding anything to the contrary contained in this Note or any of the Related Documents, no condition, event or occurrence shall constitute the occurrence of a default under this Note, of a default under any of the Liabilities or of a default under any of the Related Documents unless: (a) the Bank has notified the Borrower of such condition, event or occurrence in writing (a "Default Notice"); and (b) such condition, event, or occurrence has not been fully cured (i) within ten (10) days after the Borrower's receipt of a Default Notice, if the condition, event or occurrence giving rise to such Default Notice can be cured solely by the payment of money or (ii) within thirty (30) days after the Borrower's receipt of a Default Notice, if the condition, event or occurrence giving rise to such Default Notice is of a nature that it cannot be cured solely by the payment of money. Provided, however, that the Borrower shall have no notice and cure rights under this section if: (A) the condition, event or occurrence giving rise to the occurrence of a default under this Note, of a default under the Liabilities or of a default under the Related Documents (I) is a condition, event or occurrence described in any of clauses 3(b), (6), (7), (8), (9), (10) or (11) of the section captioned Events of Default/Acceleration section above or (II) constitutes a breach of any covenant in any Related Document prohibiting the sale or transfer of (1) any assets of any Borrower, Mortgagor, Pledgor, Debtor, Assignor, Trustor or any similar pledging or borrowing party or (2) any of the Collateral; or (B) the Borrower, during the twelve (12) month period immediately preceding any Default Notice, has been given either (I) any other Default Notice covering the same condition, event or occurrence or (II) three (3) or more other Default Notices of any nature.

Waivers. Any party liable on this Note waives (a) to the extent permitted by law, all rights and benefits under any laws or statutes regarding sureties, as may be amended; (b) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) the Bank's acceptance of this Note, (ii) any credit that the Bank extends to the Borrower, (iii) the Borrower's default, (iv) any demand, diligence, presentment, dishonor and protest, or (v) any action that the Bank takes regarding the Borrower, anyone else, any Collateral, or any of the Liabilities, that it might be entitled to by law or under any other agreement; (c) any right to require the Bank to proceed against the Borrower, any other obligor or guarantor of the Liabilities, or any Collateral, or pursue any remedy in the Bank's power to pursue; (d) any defense based on any claim that any endorser or other parties' obligations exceed or are more burdensome than those of the Borrower; (e) the benefit of any statute of limitations affecting liability of any endorser or other party liable hereunder or the enforcement hereof; (f) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; and (g) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. Any party liable on this Note consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of the Collateral, to the addition of any other party, and to the release or discharge of, or suspension of any rights and remedies against, any person who may be liable for the payment of this Note. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of this Note is effective unless it is in writing and signed by the party against whom it is being enforced.

Subordination. Any rights of any party liable on this Note, whether now existing or hereafter arising, to receive payment on account of any indebtedness (including interest) owed to any party liable on this Note by the Borrower, or to withdraw capital invested by it in the Borrower, or to receive distributions from the Borrower, shall at all times be subordinate to the full and prior repayment to the Bank of the Liabilities. No party liable on this Note shall be entitled to enforce or receive payment of any sums hereby subordinated until the Liabilities have been paid in full and any such sums received in violation of this paragraph shall be received by such party in trust for the Bank. Any party liable on this Note agrees to stand still with regard to the Bank's enforcement of its rights, including taking no action to delay, impede or otherwise interfere with the Bank's rights to realize on the Collateral. The foregoing notwithstanding, until the occurrence of any default, any party liable on this Note is not prohibited from receiving distributions from the Borrower in an amount equal to any income tax liability imposed on such party liable on this Note attributable to an ownership interest in the Borrower, if any.

Rights of Subrogation. Any party liable on this Note waives and agrees not to enforce any rights of subrogation, contribution or indemnification that it may have against the Borrower, any person liable on the Liabilities, or the Collateral, until the Borrower and such party liable on this Note have fully performed all their obligations to the Bank, even if those obligations are not covered by this Note.

Reinstatement. All parties liable on this Note agree that to the extent any payment is received by the Bank in connection with the Liabilities, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by the Bank or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any such payment is hereinafter referred to as a "Preferential Payment"), then this Note shall continue to be effective or shall be reinstated, as the case may be, and whether or not the Bank is in possession of this Note, and, to the extent of such payment or repayment by the Bank, the Liabilities or part thereof intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if said Preferential Payment had not been made.

Governing Law and Venue. This Note is delivered in the State of Illinois and governed by Illinois law (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this Note may be brought by the Bank in any state or federal court located in the State of Illinois, as the Bank in its sole discretion may elect. By the execution and delivery of this Note, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Illinois is not a convenient forum or the proper venue for any such suit, action or proceeding.

Miscellaneous. The Borrower, if more than one, is jointly and severally liable for the obligations represented by this Note, the term "Borrower" means any one or more of them, and the receipt of value by any one of them constitutes the receipt of value by the others. This Note binds the Borrower and its successors, and benefits the Bank, its successors and assigns. Any reference to the Bank includes any holder of this Note. Section headings are for convenience of reference only and do not affect the interpretation of this Note. Any notices and demands under or related to this document shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (a) by hand, (b) by a nationally recognized overnight courier service, or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand, (b) on the Delivery Day after the day of deposit with a nationally recognized courier service, or (c) on the third Delivery Day after the notice is deposited in the mail. "Delivery Day" means a day other than a Saturday, a Sunday, or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision. This Note and any Related Documents embody the entire agreement between the Borrower and the Bank regarding the terms of the loan evidenced by this Note and supercede all oral statements and prior writings relating to that loan. If any provision of this Note cannot be enforced, the remaining portions of this Note shall continue in effect. The Borrower agrees that the Bank may provide any information or knowledge the Bank may have about the Borrower or about any matter relating to this Note or the Related Documents to JPMorgan Chase & Co., or any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of this Note or the Related Documents. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in this Note to one or more purchasers whether or not related to the Bank.

Government Regulation. Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower's identity as may be requested by Bank at any time to enable Bank to verify Borrower's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual Bank will ask for Borrower's name, taxpayer identification number, residential address, date of birth, and other information that will allow Bank to identify Borrower, and if Borrower is not an individual Bank will ask for Borrower's name, taxpayer identification number, business address, and other information that will allow Bank to identify Borrower. Bank may also ask, if Borrower is an individual to see Borrower's driver's license or other identifying documents, and if Borrower is not an individual to see Borrower's legal organizational documents or other identifying documents.

WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

JURY WAIVER. THE BORROWER AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE OTHER RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING EVIDENCED BY THIS NOTE.

Borrower:

Address: 133 South Blair Street
Madison, WI 53703 MGE Energy, Inc.

By: /s/ Jeffrey C. Newman
Printed Name: Jeffrey C. Newman
Title: Vice President and Treasurer

Date Signed: September 28, 2004

BJJ WI000001013057294